                                                                    EXHIBIT 99.1

        [LOGO]
AMERICA WEST AIRLINES                           NEWS RELEASE
Phone:  602-693-5729
Fax:   602-693-5546                             Contact: Dianne Segura
Internet:  http://www.americawest.com           America West Airlines
                                                800-984-2081 (Pager)

                                                Bill McGlashen
                                                Association of Flight Attendants
                                                602-966-1231

FOR IMMEDIATE RELEASE: Saturday, November 1, 1997

AMERICA WEST AND FLIGHT ATTENDANTS' UNION CONCLUDE NEGOTIATIONS

      PHOENIX (NYSE:AWA) - Negotiators for America West Airlines and the Association of Flight Attendants, AFL-CIO (AFA) reached a tentative agreement on a contract covering the airline's more than 2,000 flight attendants late Friday evening.

      Contract negotiations between the flight attendants' union and the company began in December 1994 and both parties entered federal mediation in May 1997. Friday's tentative agreement was concluded with the assistance of Faye Marie Landers-Crawford, a mediator assigned by the National Mediation Board.

      The five-year tentative agreement announced today resolves all issues regarding pay rates, benefits, and working conditions between the parties and, if approved, will be the flight attendants' first contract with the company. Details of the terms will not be released pending approval by the union's leadership and a ratification vote by the flight attendants which is expected to be scheduled soon.

      "We are pleased to conclude this agreement," said Richard Goodmanson, president and CEO. "The agreement is a credit to the hard work of both negotiating committees."

      "The tentative agreement upholds our key negotiating principles of higher pay, work-life flexibility and clear work-rule policies and procedures," said Deborah Volpe, AFA local president.

      AFA represents over 41,000 flight attendants at 26 carriers including the more than 2,000 America West flight attendants and is the largest flight attendant union in the world. America West Airlines, the nation's ninth largest airline, serves more than 90 destinations in the U.S., Canada and Mexico.

      America West is a wholly owned subsidiary of America West Holdings Corporation, an aviation and travel services company with sales of more than $1.7 billion.

                                      -AWA-